Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132616

Supplement No. 5, dated May 27, 2008
to Prospectus Supplement, dated July 11, 2007,
to Prospectus dated August 21, 2006

     The following information supplements and amends the prospectus, dated August 21, 2006, as supplemented by the Prospectus Supplement, dated July 11, 2007, of ProLogis relating to the offer and sale from time to time by the selling securityholders named therein of ProLogis’ 2.25% Convertible Senior Notes due 2037 and ProLogis’ common shares of beneficial interest which may be issued upon conversion of the notes. This supplement should be read in conjunction with the Prospectus Supplement, dated July 11, 2007, and the Prospectus, dated August 21, 2006.

     In order to update the information contained in the section entitled “Selling Securityholders”, the following information, which was provided to ProLogis on or prior to May 9, 2008, is added to that section in the Prospectus Supplement, dated July 11, 2007:

				Other ProLogis
				Common
				Shares Owned
			Number of	Before the
	Aggregate Principal		ProLogis	Offering and	Percentage of
	Amounts of Notes		Common	Assumed to be	ProLogis
	Beneficially Owned	Percentage of	Shares	Owned	Common
	That May be Sold	Notes	That May be	Following	Shares
Name	(in Dollars)	Outstanding(1)	Sold	the Offering	Outstanding(2)
Bayerische Hypo-und Vereinsbank AG	17,500,000	1.40	228,508	—	—
Serena Limited	45,000	—	587	—	—
M.H. Davidson & Co.	110,000	—	1,436	—	—
Davidson Kempner International Ltd.	2,685,000	—	35,059	—	—
Davidson Kempner Partners	735,000	—	9,597	—	—
Davidson Kempner International Partners, L.P.	1,425,000	—	18,607	—	—
C&S Convertible and Quantitative Strategies Master Fund Ltd.	55,000,000	4.40	718,168	—	—
DKR SoundShore Oasis Holding Fund Ltd.	6,500,000	—	84,874	—	—
Amerisure Mutual Insurance Company	1,155,000	—	15,081	—	—
CitiGroup Global Markets Inc.	300,000	—	3,917	—	—
FXMC Limited	4,710,000	—	61,501	—	—
Ferox BF Limited	15,834,000	1.27	206,754	—	—
Ferox Master Fund Limited	16,956,000	1.36	221,404	—	—
Radcliffe SPC, Ltd. (3)	21,000,000	1.68	274,209	—	—
Dgam Heritage Absolute Return Master Fund	1,000,000	—	13,057	—	—
Basso Holdings Ltd.	5,835,000	—	76,191	—	—
Basso Fund Ltd.	285,000	—	3,721	—	—
Basso Multi-Strategy Holding Fund Ltd.	3,380,000	—	44,134	—	—

				Other ProLogis
				Common
				Shares Owned
			Number of	Before the
	Aggregate Principal		ProLogis	Offering and	Percentage of
	Amounts of Notes		Common	Assumed to be	ProLogis
	Beneficially Owned	Percentage of	Shares	Owned	Common
	That May be Sold	Notes	That May be	Following	Shares
Name	(in Dollars)	Outstanding(1)	Sold	the Offering	Outstanding(2)
Altma Fund Sicav plc	500,000	—	6,528	—	—
CQS Convertible and Quantitative Strategies Master Fund Ltd.	55,000,000	4.4	718,168	—	—
Silver Creek Limited Partnership (4)	5,000,000	—	65,288	—	—
Silver Creek II Limited (4)	2,500,000	—	32,644	—	—
Fore ERISA Fund Ltd.(5)	14,782,000	1.18	193,017	—	—

(1)	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

(2)	Calculated based on Rule 13d-3 of the Exchange Act using 262,152,631 ProLogis common shares outstanding as of May 1, 2008. In calculating these percentages for each holder of notes, we also treated as outstanding that number of ProLogis common shares issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes. Based on the foregoing, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding ProLogis common shares following the sale of securities hereunder.

(3)	Includes notes and ProLogis common shares previously listed with respect to Radcliffe SPC, Ltd. in the Prospectus Supplement, dated July 11, 2007, as supplemented (giving effect to the sale of notes by Radcliffe SPC, Ltd. subsequent to being listed therein).

(4)	In addition to amounts previously listed with respect to such Selling Securityholder.

(5)	Includes notes and ProLogis common shares previously listed with respect to Fore ERISA Fund Ltd. in the Prospectus Supplement, dated July 11, 2007, as supplemented.